EXHIBIT 10.x

[CROWN HOLDINGS LETTERHEAD]

[DATE]

[NAME]
[DIVISION]

Dear [NAME]:

Pursuant to the 2004 Stock-Based Incentive Compensation Plan (the “Plan”), the Executive Compensation Committee of the Board of Directors hereby grants to you as of [______] (the “Grant Date”) [______] restricted shares of Common Stock, par value $5.00 (“Award”).

This Award is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth in the Plan.

Subject to your continued employment with the Company including, its Subsidiaries or Affiliates, the restrictions on your Award shall lapse and your Award will become vested, as follows:

•	On [1 yr from Grant Date] the restrictions shall lapse with respect to one-third of the Award;

•	On [2 yrs from Grant Date] the restrictions shall lapse with respect to an additional one-third of the Award; and

•	On [3 yrs from Grant Date] the restrictions shall lapse with respect to the final one-third of the Award.

Additionally, notwithstanding any provision herein or in the Plan to the contrary, in the event of a Change in Control while you are employed by the Company, its Subsidiaries or Affiliates, the restrictions on your entire Award shall lapse and your Award will become fully vested.

If your employment with the Company, including its Subsidiaries and Affiliates, terminates prior to [3yrs from Grant Date] due to your Disability, Retirement or death, then on your termination date the restrictions on your Award shall lapse and your Award will become fully vested.

Except as provided herein, any portion of your Award for which the restrictions have not lapsed as of the date of your termination of employment (for any reason) with the Company, its Subsidiaries and Affiliates will be totally and permanently forfeited without further compensation.

You will receive certificate(s) for the restricted shares designating you as the registered owner. Upon such receipt, you agree to deliver the certificate(s) together with a signed stock power endorsed in blank to the Company. Both the certificates and the stock power shall be held in escrow by the Company until the restrictions lapse.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock. You may make a cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld. Additionally, attached is a brief summary of certain federal income tax issues related to the Award of restricted stock. Please carefully review the attached summary, and consult with your personal tax advisor concerning the taxation of the Award.

As promptly as possible following the lapse of the restrictions, the Company will issue certificates for the vested shares. However, the Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company, its Subsidiaries or Affiliates, or interfere in any way with the right of the Company to terminate your service at any time.

Please sign and return a copy of this letter to James J. O’Neill, Manager of Financial Reporting in Philadelphia, designating your approval of this letter. This acknowledgement must be returned within ninety (90) days, otherwise, the Award will lapse and become null and void.

Very truly yours,

Executive Compensation Committee

Acknowledged and Accepted

	[NAME]	Date

Federal Income Tax Considerations
of Restricted Stock Awards

        The following discussion is a summary of certain federal income tax considerations that may be relevant to an Award of restricted stock. This discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a particular individual’s circumstances, nor does it address state or local income tax considerations that may be relevant. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU.

        Shares of restricted stock received pursuant to an Award will be considered subject to a substantial risk of forfeiture for federal income tax purposes. Therefore, if you do NOT make the election described below, you will realize no taxable income upon the receipt of the Award. When the restrictions with respect to the Award lapse, you will realize ordinary income equal to the fair market value of the shares at that time.

        Your tax basis in shares of restricted stock will be equal to their fair market value when the restrictions lapse, and the your holding period for the shares will begin at such time. Upon sale of the shares, you will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and your tax basis in the shares.

        You may make an election under Section 83(b) of the Internal Revenue Code with respect to an Award of restricted stock. By making a Section 83(b) election, you elect to realize income with respect to the shares when the shares are received rather than at the time the restrictions lapse. The amount of such income will be equal to the fair market value of the restricted stock upon receipt. By making a Section 83(b) election, you will realize no additional income with respect to the shares when the restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. Your tax basis in the restricted stock with respect to which a Section 83(b) election is made will be equal to the fair market value of the restricted stock when received, and your holding period will commence at such time. If, however, the restricted stock is subsequently forfeited to the Company, you will not be entitled to claim a loss with respect to the restricted stock to the extent of the income realized upon the making of the Section 83(b) election. To make a Section 83(b) election, you must file an appropriate form of election with the Internal Revenue Service and with the Company within 30 days after you receive an Award of restricted stock. You must also attach a copy of your election to your federal income tax return for the year in which you receive the Award.